Exhibit 12
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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                   12 Months
                                     Ended
                                March 31, 1994                Years Ended December 31,
                                    Actual  -------------------------------------------------------------
                                  (Unaudited)   1993        1992        1991       1990        1989
                                --------------  ----        ----        ----       ----        ----
                                                                   (In Thousands)
Net Income                         $16,788    $14,274     $21,052     $16,820    $17,599     $10,582
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Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes       2,166      2,183       4,608       1,558      7,624       4,690
  Deferred federal income taxes      3,553      2,199       4,560       5,528        351      (2,509)
  Investment tax credits - net        (508)      (508)       (507)       (500)      (504)       (536)
  Interest on long-term debt        12,934     12,715      13,290      12,581     11,016      11,016
  Interest on short-term debt and other2,066    2,074       1,277       2,500      2,968       2,117
                                   -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges$36,999$32,937    $44,280     $38,487    $39,054     $25,360
                                   -------    -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt       $12,934    $12,715     $13,290     $12,581    $11,016     $11,016
  Interest on short-term debt and other2,066    2,074       1,277       2,500      2,968       2,117
                                   -------    -------     -------     -------    -------     -------

        Total fixed charges        $15,000    $14,789     $14,567     $15,081    $13,984     $13,133
                                   =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges    2.47       2.23        3.04        2.55       2.79        1.93
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